NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
DISTRIBUTION AGREEMENT

SCHEDULE A

    The Series currently subject to this Agreement are as follows:

    Neuberger Berman Genesis Fund
    Neuberger Berman International Fund
    Neuberger Berman International Institutional Fund
    Neuberger Berman Mid Cap Growth Fund

    Date:  December 15, 2012